EXHIBIT 3.4

                            Articles of Incorporation
                                       For
                               GLOBESTUFF.COM INC.

Share Structure:                 PER SHARE CAPITAL ATTACHED

Share Transfers Restrictions:    NO SHARES OF THE CORPORATION MAY BE TRANSFERRED
                                   WITHOUT THE PRIOR CONSENT OF THE DIRECTORS

Number of Directors:

Min Number of Directors:         1

Max Number of Directors:         9

Business Restricted To:          NONE

Business Restricted From:        NONE

Other Provisions:                PER OTHER PROVISIONS ATTACHED




                             Registration Authorized By: R. KIPP CRAIG
                                                         SOLICITOR


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SHARE CAPITAL ATTACHMENT

The classes and any maximum number of shares the Corporation is authorized to issue are as follows:

(a) the Corporation is authorized to issue an unlimited number of Class A shares;

(b) the Corporation is authorized to issue an unlimited number of Class B shares;

(c) the Corporation is authorized to issue an unlimited number of Class C shares;

(c) the Corporation is authorized to issue an unlimited number of Class D preferred shares.

The rights, privileges, restrictions and conditions attached to the shares of each class are as follows:

Class A Shares, Class B Shares, Class C Shares and Class D Shares

(d) Voting Rights: Unless otherwise provided by the Business Corporations Act of Alberta, the holders of Class A shares shall be entitled to receive notice of, attend and vote at all meetings of shareholders of the corporation and, upon a ballot, shall be entitled to one vote for each Class A share held.

(e) No Voting Rights: Unless otherwise provided by the Business Corporations Act of Alberta, the holders of Class B and Class C shares shall not be entitled to receive notice of, attend or vote at any meeting of the shareholders of the Corporation.

(f) Dividends: After payment of the preferential dividend to which the holders of Class D shares are entitled, the holders of Class A shares, the holders of Class B shares, the holders of Class C shares and the holders of Class D shares shall be entitled to receive, if, as and when declared by the directors of the Corporation, dividends at such rate as may be determined from time to time by the directors of the Corporation; provided always that, subject to Claus (i) below, the directors of the corporation may, in their sole discretion, treat the Class A shares, the Class B shares, the Class C shares and the Class D shares differently for the purpose of dividends and, notwithstanding the generality of the foregoing, but in particular, the directors may declare dividends on one class without declaring dividends on thee other classes, declare dividends on two or three classes at different times or declare dividends on two or three classes at the same time, in different amounts for each class or payable at different times.

(g) Dissolution: After payment to the holders of Class D shares of the amount to which they are entitled in respect of such distribution, in the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, each holder of Class A shares and each holder of Class B shares shall be entitled to share rateably in all such distributions in proportion to the number of shares held by them. The holders of the Class C shares shall not share in any such distribution of the assets of the Corporation.

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Class D Preferred Shares

(h) No Voting Rights: Unless otherwise provided by the Business Corporations Act of Alberta, the holders of Class D shares shall not be entitled to receive notice of, attend or vote at any meeting of the shareholders of the Corporation.

(i) Dividends: The holders of Class D shares shall be entitled to receive in each calendar year, if, as and when declared by the directors of the Corporation, a non-cumulative dividend in an amount equal to 6.0% annually of the Redemption Price (as such term is defined below). The directors of the Corporatin shall be entitled to declare all or part of such dividend in any calendar year. No dividends shall be declared on the Class A shares, the Class B shares or the Class C shares prior to the full amount of such dividend having been declared and paid to the holders of Class D shares. The holders of Class D shares shall be entitled to receive dividends other than or in excess of such preferred dividend if, as and when declared by the directors of the Corporation, at such rate as may be determined from time to time by the directors of the Corporation; provided always, but subject to the aforesaid preferred dividend, that the directors of the Corporation may, in their sole discretion, treat the Class A shares, the Class B shares, the Class C shares and the Class D shares differently for the purposes of dividends and, notwithstanding the generality of the foregoing, but in particular, the directors may declare dividends on two or three classes at different times or declare dividends on two or three classes at the same time, in different amounts for each class, or payable at different times.

(j) Redemption Price: For the purpose of the conditions attached to the Class D shares set out in this schedule, the term "Redemption Price" shall mean the fair market value of the consideration received by the Corporation for the issuance of each Class D share. The determination of such fair market value shall be made by the directors of the Corporation; provided always that if the fair market value of such consideration should be determined, whether:

          (i) by a tribunal or court of  competent  jurisdiction  as a result of
     re-assessment   of  income  tax  by  Revenue   Canada   Taxation  and  such
     determination is not or can no longer be appealed;

          (ii) by Revenue Canada Taxation, and the amount so determined is agreed to by the Corporation and the person to whom such share is issued; or

          (iii) by agreement between the Corporation and the person to whom such share is issued;

to be greater or less than the fair market value determined by the directors of the Corporation, then the Redemption Price of the relevant Class D share shall be increased or decreased so as to equal the fair market value determined pursuant to subclause (i), (ii) or (iii) above. Such adjustments shall be effective as of the date of issuance of the relevant Class D share, and the Corporation and the person to whom such share is issued shall make all payments and take all action required to give effect thereto. Without limiting the generality of the foregoing, if the Redemption Price is adjusted at any time after the Corporation has redeemed or purchases any Class D share pursuant to the provisions of clause (k) below, then the Corporation and the former holder of such share shall make all payments and take all action as may be necessary to give effect to the change in the Redemption Price. Interest at the prime lending rate of the Corporation's principal bank as at the date of redemption or purchase, calculated from the date of redemption or purchase to the date of payment of the adjusting amount, shall be paid on any amount the Corporation or the former holder of such share is obligated to pay to the other as a result of


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an adjustment to the Redemption  Price.  Such interest shall be paid at the time of the payment of the adjusting amount.

(k) Redemption: Subject to the provisions of the Business Corporations Act of Alberta, the Corporation may, upon giving 30 days' notice of its intent as set out below (in this clause referred to as the "Notice"), redeem, at any time and from time to time, the whole or in part of the then outstanding Class D shares on payment for each share to be redeemed of the Redemption Price. The Notice shall be in writing and shall be given to each person, who at the date of giving the Notice, is the registered holder of a class D share to be redeemed. The Notice shall be given by delivering or posting the same in a postage paid envelope addressed to each holder of a Class D share to be redeemed at the last address of such holder as it appears in the securities register of the Corporation or, in the event of the address of any holder not so appearing, then to the address of such holder last known to the Corporation; provided that the accidental failure or omission to give the Notice as set out above to one or more of such holders shall not affect the validity of the redemption of the Class D shares to be redeemed. Any holder of a Class D share to be redeemed may waive the 30 day prior notice period. The notice shall set out the Redemption Price and the date upon which the Class D shares will be redeemed (the "Redemption Date"). On or after the Redemption Date, the Corporation shall pay or cause to be paid to the holders of the Class D shares to be redeemed the Redemption Price on presentation and surrender at the registered office of the Corporation, or any other place or places within Canada designated by the Notice, of the certificates for the Class D shares called for redemption. Such payments shall be made by cheque payable at par at any branch in Canada of the Corporation's bankers. The Class D shares in respect of which the Redemption Price is paid as set out above shall thereupon be redeemed. From and after the Redemption Date the holder of the Class D shares to be redeemed shall not be entitled to exercise any rights of holders in respect thereof, except to receive the Redemption Price therefore, unless payment of the Redemption Price shall not be made by the Corporation upon presentation of the certificates in accordance with the foregoing provisions; in which case the rights of such holders shall remain in full effect. At any time after the Notice is given as set out above the Corporation shall have the right tot deposit the Redemption Price for any or all of the Class D shares called for redemption with any chartered bank or with any trust company in Canada named for such purpose in the Notice to the credit of a special account or accounts in trust for the respective holders of the Class D shares called for redemption. Upon such deposit being made or upon the deposit shall have been made shall be deemed to be redeemed and the rights of respective pro rata share of the total Redemption Price so deposited against surrender of the certificates held by them. Any interest allowed on such deposit shall belong to the Corporation.

(l) Pro-Rata Redemption Not Required: If less than all of the outstanding Clas D shaers are to be redeemed pursuant to the forgoing provision, the Class D shares to be redeemed shall be selected by and at the discretion of the board of directors of the Corporation. Without limiting the generality of the foregoing or restricting such discretion in any manner, the board of directors may select for redemption all or any part of the Class D shares held by a holder or holders to the exclusion of the Class D shares held by any other holder or holders of Class D shares or may redeem Class D shares held by some or all of the holders thereof in disproportionate amounts.

(m) Dissolution: In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of Class D shares shall be entitled to receive an amount equal to the Redemption Price plus all declared and unpaid dividends before any amount shall be paid or any property or assets of the Corporation are distributed to the holders of Class A


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shares and the holders of Class B shares.  After payment to the holders of Class
D shares of the amount so payable to them they shall not be entitled to share in any further distribution of the assets of the Corporation.

(n) Restriction on Payments to Other Classes: Notwithstanding any other provision contained in the articles of the Corporation, no dividends shall be paid on any class of shares of the Corporation other than Class D shares, the Corporation shall not redeem, purchase or otherwise acquire any of its shares of any class other than Class D shares and no holder of shares of the Corporatin of any class other than Class D shares shall be entitled to require the Corporation to redeem, purchase or otherwise acquire any of its shares if there are reasonable grounds to believe that:

          (i) the Corporation is or would after the payment of the dividend or the redemption, purchase or acquisition price be unable to pay its liabilities as they become due; or

          (ii) the realizable value of the Corporation's assets would after the payment of the dividend or the redemption, purchase or acquisition price, be less than the aggregate of its liabilities and the amount that would be required, on a redemption or in a liquidation, to pay the holders of Class D shares and shares that have a right to be paid on a redemption or in a liquidation rateably with or prior to the holders of Class D shares.

OTHER PROVISIONS ATTACHMENT

1. No shares shall be transferred without the approval of a majority of the Board of Directors.

2. No share(s) may be sold to the public.

3. There shall be no more than fifteen (15) shareholders.

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